Exhibit 99.1

Description of Governmental Regulations
General
The ownership, operation, and management of our gaming, betting and racing facilities (generically referred to herein as “gaming”) are subject to significant regulation under the laws and regulations of each of the jurisdictions in which we operate. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants, as well as to enhance development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:
•ensure that unsuitable individuals and organizations have no role in gaming operations;
•establish procedures designed to prevent cheating and fraudulent practices;
•establish and maintain responsible accounting practices and procedures;
•maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;
•maintain systems for reliable record keeping;
•file periodic reports with gaming regulators;
•ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions; and
•establish programs to promote responsible gaming.
Typically, a state regulatory environment is established by statute and is administered by a regulatory agency with broad discretion to regulate the affairs of owners, managers, and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:
•adopt rules and regulations under the implementing statutes;
•interpret and enforce gaming laws;
•impose disciplinary sanctions for violations, including fines and penalties;
•review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;
•grant licenses for participation in gaming operations;
•collect and review reports and information submitted by participants in gaming operations;
•review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and
•establish and collect fees and taxes.
Any change in the laws or regulations of a gaming jurisdiction could have a material adverse effect on our gaming operations.
Licensing and Suitability Determinations
Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders and holders of our debt securities, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Gaming authorities have broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable.

Criteria used in determining whether to grant or renew a license to conduct gaming operations, while varying between jurisdictions, generally include consideration of factors such as:
•the good character, honesty and integrity of the applicant;
•the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the state and exhibits the ability to maintain adequate insurance levels; the quality of the applicant’s casino facilities;
•the amount of revenue to be derived by the applicable state from the operation of the applicant’s casino;
•the applicant’s practices with respect to minority hiring and training; and
•the effect on competition and general impact on the community.
In evaluating individual applicants, gaming authorities consider the individual’s business experience and reputation for good character, the individual’s criminal history and the character of those with whom the individual associates.
Many gaming jurisdictions limit the number of licenses granted to operate casinos within the state, and some states limit the number of licenses granted to any one gaming operator. Licenses under gaming laws are generally not transferable without regulatory approval. Licenses in most of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. There can be no assurance that any of our licenses will be renewed. The failure to renew any of our licenses could have a material adverse effect on our gaming operations.
In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual who has a material relationship to or material involvement with any of these entities to determine whether such individual is suitable or should be licensed. Our officers, directors and certain key employees must file applications with the gaming authorities and may be required to be licensed, qualify or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position.
If one or more gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.
Moreover, in many jurisdictions, certain of our stockholders or holders of our debt securities may be required to undergo a suitability investigation similar to that described above. Many jurisdictions require any person who acquires beneficial ownership of more than a certain percentage of our voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability.
Most gaming authorities, however, allow an “institutional investor” to apply for a waiver. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor for passive investment purposes only, and not for the purpose of causing, directly or indirectly, the election of a member of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for passive investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Any stockholder found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our voting securities beyond such period of time, as may be prescribed by the applicable gaming authorities, may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.
The gaming jurisdictions in which we operate also require that suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, and certain supplies and services only from licensed suppliers.
Violations of Gaming Laws
If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our gaming operations.
Some gaming jurisdictions prohibit certain types of political activity by a gaming licensee, its officers, directors and key people. A violation of such a prohibition may subject the offender to criminal and/or disciplinary action.
Reporting and Recordkeeping Requirements
We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos as well as any suspicious activity that may occur at such facilities. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may require certificates for our securities to bear a legend indicating that the securities are subject to specified gaming laws.
Review and Approval of Transactions
Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.
Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of the registered corporation.
Because of regulatory restrictions, our ability to grant a security interest in any of our gaming assets is limited and subject to receipt of prior approval from gaming authorities. Further, a pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities in certain jurisdictions. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of certain gaming authorities.
Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.
Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at our casinos.
License Fees and Gaming Taxes
We pay substantial license fees and taxes in many jurisdictions, including some of the counties and cities in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable with varying frequency. License fees and taxes are based upon such factors as:
•a percentage of the gross gaming revenues received;
•the number of gaming devices and table games operated;
•admission fees for customers boarding our riverboat casinos; and/or
•one time fees payable upon the initial receipt of license and fees in connection with the renewal of license.
In many jurisdictions, gaming tax rates are graduated, such that they increase as gross gaming revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and such changes could have a material adverse effect on our gaming operations.
In addition to taxes specifically unique to gaming, we are required to pay all other applicable taxes.
Operational Requirements
In most jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many states, we are required to give preference to local suppliers and include minority and women-owned businesses as well as organized labor in construction projects to the maximum extent practicable as well as in general vendor business activity. Similarly, we may be required to give employment preference to minorities, women and in-state residents in certain jurisdictions.
Some gaming jurisdictions also prohibit a distribution, except to allow for the payment of taxes, if the distribution would impair the financial viability of the gaming operation. Moreover, many jurisdictions require a gaming operation to maintain insurance and post bonds in amounts determined by their gaming authority. In addition, our ability to conduct certain types of games, introduce new games or move existing games within our facilities may be restricted or subject to regulatory review and approval. Some of our operations are subject to restrictions on the number of gaming positions we may have and the maximum wagers allowed to be placed by our customers.
Some jurisdictions apply specific conditions that impact our ability to conduct gaming and non-gaming operations. Examples include but are not limited to: Our land-based casino in New Orleans operates under a casino operating contract (the “COC”) with the State of Louisiana by and through the Louisiana Gaming Control Board, which assumed the regulatory authority, control and jurisdiction from the Louisiana Economic Development Control Board pursuant to Louisiana Revised Statute 27:31. The COC was recently renegotiated to extend the term by thirty years to 2054. Under Louisiana state law, our New Orleans casino is subject to restrictions on the number of hotel rooms, the amount of meeting space within the hotel and how we may market and advertise the rates we charge for rooms. Also in Louisiana we are required to comply with certain operating conditions applicable to our subsidiaries. In Mississippi we are required to provide certain amenities at our operations. In Iowa we have entered into agreements with non-profit organizations that hold the license to conduct gambling games. Similar conditions are applicable to subsidiaries in additional jurisdictions.
Indian Gaming
The terms and conditions of management contracts and the operation of casinos and all gaming on Indian land in the United States are subject to the Indian Gaming Regulatory Act of 1988, (the “IGRA”), which is administered by the National Indian Gaming Commission, (the “NIGC”), the gaming regulatory agencies of tribal governments, and Class III gaming compacts between the tribes for which we manage casinos and the states in which those casinos are located. IGRA established three separate classes of tribal gaming-Class I, Class II and Class III. Class I includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and non-banked card games (those that are not played against the house) such as poker. Class III gaming includes casino-style gaming such as banked table games like blackjack, craps and roulette, and gaming machines such as slots and video poker, as well as lotteries and pari-mutuel wagering. Harrah’s Ak-Chin and Harrah’s Resort Southern California (Rincon) provide Class II gaming and, as limited by the tribal-state compacts, Class III gaming. Harrah’s Cherokee currently provides only Class III gaming.
IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement or compact with the state that specifically authorizes the types of Class III gaming the tribe may offer. These compacts may address, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands. We have received our permanent certification from the Arizona Department of Gaming as management contractor for the Ak-Chin Indian Community’s casino, a Tribal-State Compact Gaming Resource Supplier Finding of Suitability from the California Gambling Control Commission in connection with management of the Rincon San Luiseno Band of Indians casino, and have been licensed by the relevant tribal gaming authorities to manage the Ak-Chin Indian Community’s casino, the Eastern Band of Cherokee Indians’ casino and the Rincon San Luiseno Band of Indians’ casino, respectively. In addition, we provide advisory services under an agreement with the Buena Vista Rancheria of We-Muk Indians of California tribe for their casino operated in Ione, California.
IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. Management contracts which are not so approved are void.
Management contracts can be modified or canceled pursuant to an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.
Indian tribes are sovereign with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including the company, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on the management company. The possession of valid licenses from the Ak-Chin Indian Community, the Eastern Band of Cherokee Indians and the Rincon San Luiseno Band of Indians, are ongoing conditions of our agreements with these tribes.
Riverboat Casinos
In addition to all other regulations generally applicable to the gaming industry, certain of our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard, or alternative inspection requirements. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules. In addition, the riverboat casinos may be subject to future U.S. Coast Guard regulations, or alternative security procedures, designed to increase homeland security which could affect some of our properties and require significant expenditures to bring such properties into compliance.
Racetracks
We conduct standard bred harness racing at Harrah’s Hoosier Park in Anderson, Indiana, harness racing at Harrah’s Philadelphia in Chester, Pennsylvania, thoroughbred racing at Indiana Grand Racing & Casino in Shelbyville, Indiana, horse racing operations at our harness racing track Isle Casino Racing Pompano Park, located in Pompano Beach, Florida, and live standard bred harness racing at Scioto Downs in the Columbus, Ohio area. Each of these facilities also offer pari-mutuel wagering and live wagering on races held at other facilities.
We currently operate a mix of poker, slot, table games and video lottery terminals at our racetracks depending on the local regulatory environment. Generally, our gaming operations at racetracks are regulated in the same manner as our gaming operations in other jurisdictions. In some jurisdictions, our ability to conduct gaming operations may be conditioned on the maintenance of agreements or certain arrangements with horsemen’s or labor groups or meeting minimum live racing requirements.
Regulations governing our horse, and harness racing operations are, in most jurisdictions, administered separately from the regulations governing gaming operations, with separate licenses and license fee structures. The racing authorities responsible for regulating our racing operations have broad oversight authority, which may include: annually reviewing and granting racing licenses and racing dates; approving the opening and operation of off track wagering facilities; approving simulcasting activities; licensing all officers, directors, racing officials and certain other employees of a racing licensee; and approving certain contracts entered into by a racing licensee affecting racing, pari-mutuel wagering, account wagering and off track wagering operations.
Interactive & Internet Business
We are subject to various federal, state and international laws and regulations that affect our interactive business, including those relating to the privacy and security of customer and employee personal information and those relating to the Internet, behavioral tracking, mobile applications, advertising and marketing activities, sweepstakes and contests. Additional laws in all of these areas are likely to be passed in the future, which could result in significant limitations on or changes to the ways in which we can collect, use, host, store or transmit the personal information and data of our customers or employees, communicate with our customers, and deliver products and services, or may significantly increase our compliance costs. As our business expands to include new uses or collection of data that is subject to privacy or security regulations, our compliance requirements and costs will increase and we may be subject to increased regulatory scrutiny.
Our Caesars Digital segment operates online sports betting and iGaming, including online poker, in various states where legalized. We have also entered into agreements with third parties for the use of the World Series of Poker brand on online gaming websites internationally and domestically. We are required to operate under the regulations and established licensing requirements for each state or international jurisdiction in which we operate. Failure to maintain compliance with these regulations could result in fines or the suspension and possible revocation of our license(s). We and our partners continue to monitor other domestic markets for points of entry.
The gaming and other laws and regulations to which we are subject could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, in 2018, the U.S. Department of Justice (the “DOJ”) reversed its previously- issued opinion published in 2011, which stated that interstate transmissions of wire communications that do not relate to a “sporting event or contest” fall outside the purview of the Wire Act of 1961 (the “Wire Act”). The DOJ’s updated opinion, which is the subject of ongoing litigation in federal court, stated instead that the Wire Act was not uniformly limited to gaming relating to sporting events or contests and that certain of its provisions apply to non-sports-related wagering activity. Any such material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our business and operating results.
Some of our social gaming products and features are based upon traditional casino games, such as slots and table games. Although we do not believe these products and features constitute gambling, it is possible that additional laws or regulations may be passed in the future that would restrict or impose additional requirements on our social gaming products and features.
Sports Book Wagering & Online Wagering
We and our partners are subject to various federal, state and international laws and regulations that affect our sports wagering and online wagering businesses. Additional laws in any of these areas are likely to be passed in the future, which could result in impact to the ways in which we and our partners are able to offer sports wagering and online wagering in jurisdictions that permit such activities.